        Exhibit 99

JOINT FILER INFORMATION

Name:     Draper Fisher Management Company IV, LLC

Address:     2882 Sand Hill Road, Suite 150
     Menlo Park, CA 94025

Relationship to Issuer:   10% owner of issuer in the capacity as being general partner of
     Draper Fisher Associates Fund IV, L.P.

Designated Filer:    Draper Fisher Associates Fund IV, L.P.

Issuer and Ticker Symbol:   Digital Impact, Inc.  (NASDAQ:DIGI)

Date of Event Requiring
Statement:    December 17, 2004

December 20, 2004    Draper Fisher Management Company IV, LLC

Date

    By: __/s/ Timothy C. Draper_________________
           Timothy C. Draper
           Managing Director

The reporting person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.